Exhibit 99.6
Telephone: (609)228-8202 Facsimile: (609)228-8220
PERSONAL & CONFIDENTIAL
March      , 2009
Carol L. Amelio
714 Burley Drive
Edmonton, Alberta T6R 1W6
Dear Carol,
Re:  Revised Terms of Employment
This letter (“Letter Agreement”) sets out the amendments we agreed to make to the terms of your employment with NUCRYST Pharmaceuticals Corp. (“NUCRYST”) that are set forth in our Offer of Employment dated February 1, 2006 and accepted by you on February 2, 2006, as may be amended from time to time (the “Terms of Employment”).
Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such term in the Terms of Employment.
Effective as of the date of this Letter Agreement, in consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby irrevocably acknowledged), we agree to amend the Terms of Employment as follows:
1.     Retention Period Bonus.  If you are employed by NUCRYST on December 31, 2009, you shall be entitled to receive a retention bonus in the amount of One Hundred Thousand Dollars ($100,000) (the “Retention Bonus”), to be paid in a lump sum on the next regular pay date after December 31, 2009.
2.     Severance.  If your employment is terminated by NUCRYST for any reason other than Cause, or your death or disability, NUCRYST shall pay to you:
(a)	severance in an amount equal to 12 months of your Base Salary at the rate in effect on the date of termination (“Termination Date”);

(b)	an amount equal to the product obtained by multiplying (A) your target incentive Annual Award for the year of termination under the NUCRYST Employee Incentive Program (which target Annual Award shall, for this purpose, be deemed to be no less than 40% of your annualized Base Salary) times (B) a fraction, the numerator of which is the number of days you were employed hereunder during the year of termination, and the denominator of which is 365; and

(c)	any Annual Award under the NUCRYST Employee Incentive Program earned during the year prior to the year of termination that has not yet been paid as of the Termination Date;
in a lump sum, less applicable taxes and withholdings, within 7 days following the date upon which you provide an executed irrevocable general release in a form satisfactory to NUCRYST acting reasonably; provided, however, that the release of claims in favour of NUCRYST and its subsidiaries shall not apply to: (a) any rights to indemnification you may have pursuant to the Indemnity Agreement between you and

NUCRYST dated February 2, 2006 in connection with your employment with NUCRYST or any of its subsidiaries (the “Indemnity Agreement”); and (b) any rights as an insured in connection with your service as an officer of NUCRYST or any of its subsidiaries under any directors and officers insurance policy which from time to time may be maintained by or on behalf of NUCRYST or under which directors and officers of NUCRYST are insured. For the purposes of this Letter Agreement, “Cause” shall mean (i) any material breach by you of any other written agreement between you and NUCRYST including, without limitation, the confidentiality agreement (the “Confidentiality Agreement”) you entered into with NUCRYST (ii) any material breach or violation by you of any policy, standard or regulation of NUCRYST or any of its affiliates; (iii) an act or omission by you as a result of which you are charged with a criminal offence involving dishonesty, breach of trust or moral turpitude; (iv) your conviction of, or entry of a plea of “guilty” to a crime that constitutes an indictable offence and/or may discredit NUCRYST or any of its affiliates; (v) theft, fraud, misappropriation, willful neglect or misconduct, or material dishonesty by you involving the property or affairs of NUCRYST or any of its affiliates; (vi) your chronic absenteeism; (vii) your lack of performance due to chronic alcoholism or other form of substance abuse; (viii) your willful and unjustified refusal to perform your duties; or (ix) your refusal to carry out the reasonable requests of the President and/or Chief Executive Officer of NUCRYST; provided, however, that NUCRYST shall provide you with ten (10) days’ written notice and opportunity to cure prior to a termination based on clause (i), (ii), (vi), (vii),(viii) or (ix) to the extent capable of being cured.
3.     Constructive Termination Without Cause.  In the event that a Constructive Termination Without Cause occurs, you shall have the same entitlements as provided under Section 1 for a termination by the NUCRYST without Cause. As used herein, “Constructive Termination Without Cause” shall mean a termination by you of your employment following the occurrence of any one or more of the following events (with respect to which you do not provide your express prior written consent), and with respect to which you have provided written notice to NUCRYST of the occurrence of the event within 20 days of the initial existence of the event and NUCRYST has not fully cured the basis for such termination within 30 days following its receipt of such notice: (a) any material breach of this Letter Agreement and/or the Terms of Employment by NUCRYST or of a material term of, or representation in, the Indemnity Agreement; (b) a relocation of your principal office and place of employment to a location that is more than 50 kilometers from Edmonton, Alberta; (c) a removal from or failure to reappoint you to your current position of Vice President, General Counsel and Corporate Secretary; (c) a reduction in your Base Salary in effect prior to the reduction or change in your hours of work to less than full-time hours; and (d) a material diminution in your responsibilities, authority, title, position, status, or duties.
4.     Termination Without Cause during the Retention Period.  If, during the period commencing on the Effective Date and ending on December 31, 2009, (a) you are terminated without Cause as described in Section 2; or (b) a Constructive Termination Without Cause occurs; then, you shall be entitled to receive payment of the Retention Bonus in addition to the severance benefits separately provided and described in Sections 2 and 3. The Retention Bonus shall be paid in a lump sum, less applicable taxes and withholdings, at the same time as the applicable severance benefits.
5.     No Other Payments and Continuing Obligations.  Other than set out herein and in the Indemnity Agreement, the Terms of Employment, any entitlements you may have, if any, under the NUCRYST Pharmaceuticals Corp. 1998 Equity Incentive Plan, as amended, and under the Westaim Bonus Appreciation Unit Plan, the payments referred to in herein constitute your complete entitlement and NUCRYST’s complete obligation to you whatsoever with respect to the cessation of your employment, whether at common law, statute or otherwise. Upon any termination of your employment or the Terms of Employment, you agree and acknowledge that you will abide by the provisions of the Confidentiality Agreement in accordance with its terms. In addition, upon any termination of your employment or the Terms of Employment, you covenant and agree to (a) return all property of NUCRYST which is in your possession or under your control; (b) provide reasonable assistance at a reasonable cost to NUCRYST in connection with any business matters in which you were engaged during your employment.
6.     No Mitigation.  In the event a Constructive Termination Without Cause occurs or your employment is terminated for any reason other than Cause, or your death or disability, you shall be under no obligation to seek other employment or otherwise mitigate the obligations of NUCRYST under this Letter Agreement. Any amounts due under Sections 1, 2, 3 or 4 of this Letter Agreement are considered to be reasonable by NUCRYST and are not in the nature of a penalty.

7.     Severability.  Any term or provision of this Letter Agreement which is held invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Letter Agreement or affecting the validity or enforceability of any of the terms or provisions of this Letter Agreement in any other jurisdiction.
8.     Enurement.  This Letter Agreement shall be binding upon and enure to the benefit of your heirs, administrators, executors and legal representatives and shall be binding upon and enure to the benefit of NUCRYST and its subsidiaries. You shall not assign any of your rights and/or obligations under this Letter Agreement.
9.     Waiver.  A waiver by either party of any of the terms or conditions of this Letter Agreement shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.
10.     Entire Agreement.  Except as amended herein, all other Terms of Employment shall continue in full force and effect including, without limitation, the Confidentiality Agreement signed by you in favor of NUCRYST and the Indemnity Agreement.
11.     Modification.  This Letter Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by both parties.
12.     Governing Law.  This Letter Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta. Both parties hereby submit to the exclusive jurisdiction of the Courts of the Province of Alberta.
13.     Independent Legal Advice.  You declare and represent that you have carefully read and fully understand the terms and provisions of this Letter Agreement, that you have been given the opportunity to obtain independent legal advice about it by a lawyer of your own choosing, and that you knowingly and voluntarily accept the terms of this Letter Agreement.
This Letter Agreement shall be considered properly executed by any party if executed and transmitted by facsimile to the other party. Any party sending a facsimile transmission as herein provided shall promptly forward an originally executed copy of the Letter Agreement by delivery to the other party.
If you accept the terms of this Letter Agreement, please execute the duplicate copy of this Letter Agreement and deliver it back to me.
Sincerely,
NUCRYST Pharmaceuticals Corp.

Per:
David B. Holtz
Interim President & CEO Chief Financial Officer

The foregoing is hereby agreed to this       day of March, 2009.

CAROL L. AMELIO

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